Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HILLSTREAM BIOPHARMA, INC.", CHANGING ITS NAME FROM "HILLSTREAM BIOPHARMA, INC." TO "THARIMMUNE, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF SEPTEMBER, A.D. 2023, AT 9:22 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-FIFTH DAY OF SEPTEMBER, A.D. 2023.

Jeffrey W. Bullock, Secretary of State

7517525 8100
SR# 20233545046

Authentication: 204218433
Date: 09-21-23

Certificate of Amendment
of
Certificate of Incorporation
of
Hillstream BioPharma, Inc.

Under Section 242 of the Delaware General Corporation Law

Hillstream BioPharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

FIRST: Effective as of September 25, 2023, the Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article I in its entirety as follows:

ARTICLE I

"The name of the corporation is Tharimmune, Inc."

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this Certificate this 21st day of September, 2023.

/s/ Randy Milby
Randy Milby, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:22 AM 09/21/2023
FILED 09:22 AM 09/21/2023
SR 20233545046 - File Number 7517525